Exhibit 99

News Release

Ecolab Inc.

370 Wabasha Street North

St. Paul, Minnesota 55102

FOR IMMEDIATE RELEASE

Michael J. Monahan	(651) 293-2809 (Tel)
(651) 225-3123 (Fax)

ECOLAB CLOSES ON PURCHASE OF ALCIDE

ST. PAUL, Minn., July 30, 2004:  Ecolab Inc. announced today that it has closed on its purchase of Alcide Corporation (formerly NASDAQ: ALCD).  Alcide is a Redmond, Washington-based producer of biocidal and sanitation products that are primarily used in the dairy, meat and poultry industries.  It had worldwide sales of approximately $22 million in calendar 2003.

Alcide shareholders today voted in favor of the proposed sale of the company to Ecolab.  Based on an exchange ratio of 0.6744, Ecolab will issue approximately 1,830,000 shares of Ecolab common stock plus additional cash-in-lieu of fractional shares to the former shareholders of Alcide, in exchange for the approximately 2,718,000 shares of Alcide common stock outstanding as of July 30, 2004.  In addition, Ecolab assumed certain outstanding options granted by Alcide; after adjustment for the merger, the Alcide stock options entitle 16 holders to purchase an aggregate of approximately 20,100 shares of Ecolab common stock, at adjusted prices ranging from $17.79 to $93.42 per share.  The options expire at various times through April 30, 2011.  Ecolab had 257,440,930 shares outstanding at June 30, 2004.

Douglas M. Baker, Ecolab’s President and Chief Executive Officer, commented, stating, “Alcide represents a terrific addition to the Ecolab family, with its strong positions in the dairy and meat and poultry processing markets.  We believe that by combining Alcide’s excellent product base with our broad product line and industry-leading global sales and service force, we can significantly increase customer coverage, improve solutions for our mutual customers and further accelerate growth .  In addition, Alcide’s technology offers attractive potential for new product development to serve in our institutional, healthcare and foodservice cleaning and sanitizing markets.

- more -

“We are confident that this is a good deal for Ecolab, Alcide, our customers and employees, and look forward to leveraging it to accelerate growth globally.”

With 2003 sales of $3.8 billion, Ecolab is the leading global developer and marketer of premium cleaning, sanitizing, pest elimination, maintenance and repair products and services for the hospitality, foodservice, institutional and industrial markets. Ecolab shares are traded on the New York Stock Exchange under the symbol ECL.

Ecolab news releases and other investor information are available on the Internet at www.ecolab.com.

###